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                            SCHEDULE 14A INFORMATION


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of the Commis-
                                            sion Only (as permitted by Rule 14a-
                                            6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


            VAN KAMPEN COMSTOCK FUND                      (811-01570)


         (Name of Registrant as Specified in Its Declaration of Trust)



Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.

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                               V A N K A M P E N
                                   F U N D S

April 7, 2004


Dear Shareholder:

Recently, we mailed you proxy voting materials requesting approval of a matter concerning the reorganization of Van Kampen Value Fund into Van Kampen Comstock Fund. To date, we have no record of receiving your vote. Please take a few minutes to review the information contained in this letter and cast your vote.

YOUR VOTE IS IMPORTANT AND YOUR PARTICIPATION IN THE AFFAIRS OF YOUR FUND DOES MAKE A DIFFERENCE. IF THE SHARES REMAIN UNVOTED, ALAMO DIRECT MAIL SERVICES, INC., A PROXY SOLICITOR RETAINED BY VAN KAMPEN, MAY CONTACT YOU BY TELEPHONE TO OBTAIN YOUR VOTE.

The shareholder meeting was held on April 7, 2004 and was adjourned to allow further effort to obtain the required quorum. The meeting has been rescheduled for May 5, 2004.

The purpose of the Meeting is to seek shareholder approval of the reorganization of Van Kampen Value Fund into Van Kampen Comstock Fund. After careful consideration, the Board of Directors of Van Kampen Value Fund has determined the Reorganization will benefit the shareholders and recommends that you cast your vote "FOR" the proposed Reorganization.

The purposes of the proposed Reorganization are to permit the shareholders of Van Kampen Value Fund to (i) achieve certain economies of scale from the Van Kampen Comstock Fund's larger net asset size and the potentially lower operating expenses (excluding any fee waivers) associated therewith, (ii) eliminate the duplication of services and expenses that currently exists as a result of the separate operations of the funds and (iii) obtain potentially greater portfolio diversity and potentially lower portfolio transaction costs.

Please join many of your fellow shareholders and vote for the proposal. To cast your vote, simply complete the enclosed proxy card and return in the postage paid envelope provided. As a matter of convenience, you may cast your vote via the Internet or by telephone. Instructions for casting your vote via the Internet or telephone are printed on the enclosed proxy ballot. Additionally, the required control number for either of these methods is printed on the proxy card. If you choose to cast your vote via the Internet or telephone, there is no need to mail the card.

If you have any questions, please do not hesitate to contact the Van Kampen Client Relations Department at 1-800-231-2808.

We appreciate your careful and prompt consideration of this matter.


Sincerely,



Van Kampen Value Fund